Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form F-3 of our report dated July 31, 2019 relating to the consolidated financial statements of Xiaobai Maimai Inc. (formerly known as Hexindai Inc.) for the year ended March 31, 2019, appearing in the Annual Report on Form 20-F of Xiaobai Maimai Inc. for the year ended March 31, 2020, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte Touche Tohmatsu

Hong Kong

February 23, 2021